Exhibit 99.3
Henry Brothers Electronics
Moderator: Jim Henry
November 15, 2010
10:00 a.m. CT

Operator:	Good morning, my name is (Jackie) and I will be your conference operator today. At this time, I would like to welcome everyone to the Henry Brothers Electronics’ Third Quarter Earnings Conference Call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.

If you would like to withdraw your question, press the pound key. Thank you, I would now like to turn the call over to Marybeth Csaby with KCSA Strategic Communications. Please go ahead, ma’am.

Marybeth Csaby:	Thank you, (Jackie).

And again, welcome everyone to the Henry Brothers Electronics Third Quarter 2010 Conference Call. Presenting for the company today are Jim Henry, Chief Executive Officer, John Hopkins, Chief Financial Officer and Brian Reach, President and Chief Operating Officer.

Before I turn the call over to Jim for opening remarks, I would like to read the following Safe Harbor Statements. Certain statements in this conference call constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.

Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. In particular, there can be no assurance that the Company will achieve revenues of $68 to $70 million or a 5 percent to 6 percent operating profit in 2010. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained under the heading of risk factors listed in the Company’s filings with the U.S. Securities and Exchange Commission. Henry Bros. Electronics Inc. does not assume any obligation to update the forward-looking information.

With that, I would like to turn the call over to Jim Henry, the company’s Chief Executive Officer.

Jim, the call is yours.

Jim Henry:	Thank you, Marybeth and thank you all for joining us today for our third quarter 2010 conference call.

As we have done on past calls, I will spend a few minutes reviewing the highlights and key business developments from the quarter and then I will turn the call over to John who will provide a full rundown of the financials and we will then take your questions.

The third quarter continues the momentum that we started building in the first half of 2010. Revenue in the third quarter was a record high of $19.3 million, a 59.8 percent increase compared with the same period a year ago. We also saw a sharp increase in our bottom-line metrics and net income of $727,105 or 12 cents per diluted share compared to a net loss of 357,382 or six cents per diluted share last year.

More importantly, we believe this momentum is sustainable for the foreseeable future based on our booked orders and backlogs. Booked orders for the quarter were 20.8 million and backlog was a record 51.4 million.

Many years of experience — our many years of experience and success have built Henry Brothers into a strong brand that has allowed the company to sustain itself during recessionary periods and grow sharply when the economy improves. This past quarter is a great example of how we were able to leverage our strong brand to create order flow.

As I mentioned, revenue increased, bookings were strong and backlog hit a record high for 116.4 percent increase over the same quarter last year. Let me focus specifically on bookings for just a moment.

The increase in bookings represents a 57.2 percent rise quarter-over-quarter. What makes this number even more encouraging is that it is a broad-based increase with most regions ahead of last year. We are particularly strong in New York, New Jersey, and California driven by retail, healthcare, education and public transportation vertical markets — regions and markets where the Henry Brothers brand is widely recognized as the leader.

On the commercial side of the business, as a result of the slowly recovering U.S. economy, the market continues to be very price competitive. Revenue has declined in our Colorado, Arizona, and Mid-Atlantic Operations but we continue to implement cost containment and efficiency improvements throughout the company in order to lessen the negative impact to pricing it is having in a few of our markets.

Despite the lower pricing in some of our markets, we continue to remain optimistic in general and expect to keep positive momentum going into 2011. Looking to our performance for the first nine months of this year, revenue was up 13.4 percent year-over-year due to significant revenue increases in our New Jersey, New York, California, Texas, and Airorlite operations.

Additionally, revenue under the L-3 Contract slowed in 2010 due to the government adoption of unified facilities criteria or UFC in the first quarter of 2010. The UFC calls for enhancing existing installations drawings package prior to construction approval. However, we completed one site during the quarter and are very close to completion of another.

The four sites that we are scheduled to begin before the end of the year are now in progress but will move slower than we had anticipated and will have a lighter impact on our fourth quarter results than planned.

On the cost side, SG&A for the three months ended September 30 of 2010 increased 14.4 percent due to higher compensation costs resulting from higher commission and performance incentives driven by the increased profitability of the company.

SG&A cost for the nine months ended September 30 of 2010 decreased 2.4 percent as a result of lower personnel costs which were partially offset by the higher commissions and performance incentive costs driven by the increased profitability of the company, lower facility and insurance cost and overall cost containment.

Also included in operating expenses in the third quarter are merger costs of 516,000 of legal and professional fees related to the previously disclosed merger that I will give a brief update on shortly. To summarize, we are going to the last quarter of the year, quite optimistic and expect growth will continue into 2011.

Our revenue streams are growing across the broad range of regions and both backlog and bookings have been very strong. And we are especially pleased with the strong performance on New York, new Jersey and California operations.

Henry Brothers has become a well-recognized brand that will continue to drive growth. With that said, we project our 2010 revenue to come in at a range of 68 million to 70 million down from the previously disclosed range of 70 million to 75 million and we anticipate overall average operating margins for our business to continue to be in the range of five percent to six percent.

As a final point, we announced today that its previously announced merger agreement with Kratos Defense and Security Solutions was amended on November 13, 2010 to increase the merger consideration from $7 per share to $8.20 per share. The amendment to the merger agreement with Kratos follow the emergence during the Go-Shop process of a non-binding proposal from a third party of eight dollars per share in cash.

The 40 day Go-Shop period expired on 11:59 pm New York time last night. Subject to the terms of the HBE merger agreement with Kratos, HBE is permitted to continue to have negotiations and discussions with this third party with respect to its acquisition proposal.

The third party is a large publicly traded United States based company and based on the third party’s SEC filings and representations it has made, HBE believes the third party has adequate cash resources to consummate a transaction based on its proposal without financing.

As the third party has not completed due diligence to date, its proposal is subject to, among other things, completion of due diligence and review and negotiating the terms of a definitive agreement. HBE’s board of directors has not withdrawn, changed, or otherwise modified its unanimous recommendation in favor or the proposed merger with Kratos.

A stockholder meeting to vote on the proposed merger between HBE and Kratos has been scheduled to take place on December 9, 2010. I would now like to turn the call over to John Hopkins for a review of the financials.

John?

John Hopkins:	Thanks, Jim.

I would now like to review our financial results for the third quarter of 2010. Revenue for the three months ended September 30, 2010 was $19.3 million, representing an increase of 59.8 percent over revenues of $12.1 million for the quarter in 2009.

Revenue increased in New Jersey, New York and California in the third quarter of 2010, compared with the third quarter of 2009, the significant amount of revenue increase in New Jersey and New York thanks to revenue driven from the public sector transportation vertical market and California benefited from strong bookings in the prior quarter which resulted in a healthy installation revenue backlog for the third quarter of 2010.

Additionally, the L-3 Contract generated a $1.3 million increase in revenue for the third quarter of 2010 compared to the same period in 2009. As mentioned earlier by Jim, we completed one site during the third quarter and are near complete on another with four sites in progress.

We also commenced a project on one of the U.S.-Mexican border checkpoints in Arizona.

Revenue for the nine-months ended September 30,2010 was $46.9 million representing an increase of 13.4 percent over revenues of $41.4 million for the same nine months in 2009.

While our New Jersey, New York, California, Texas and Airorlite operations each contributed to revenue increase in the first nine months of 2010 compared to the first nine months of 2009. The overall market continues to be very price competitive as a result of the slowly recovering U.S. economy.

Also, the wind down of the large projects in our Colorado operations that did not repeat 2010 was a significant contributor to the decline in that operation. Additionally, the L-3 contract generated $0.7 million lower revenues in the first nine months of 2010 compared to the same period in 2009 for the reasons already mentioned.

We reported a net income of $727,105 or $0.12 per diluted share, for three months ended September 30, 2010, compared to a net loss of $357,382, or $0.06 per diluted share for the comparable period in 2009. We recorded net income of $1.18 million or $0.19 per dilute share for the nine months ended September 30, 2010 compared to a net loss of 136,007 or $0.02 per diluted share for the nine-months ended September 30, 2009.

Gross profit for the nine-months ended September 30, 2010 was $13.4 million as compared to gross profit of $11.1 million for the same period in ‘09. This increase in gross profit was directly related to the higher revenues. Gross profit margin for the nine-months ended September 30, 2010 was 28.6 percent compared to 26.9 percent for the nine-months ended September 30 ‘09. A significant driver of this increase came from our California operations resulting from the restructuring that began in 2009 as well as higher gross profit margins from the Airorlite operations.

Included in operating expenses in the third quarter are merger costs of $516,000 of legal and professional fees related to the merger of that Jim covered earlier.

Backlog as of September 30, 2010 was $51.4 million, representing an increase of 116.4 percent, compared to a backlog of $23.8 million on September 30, 2009. Increased bookings in New Jersey, New York, TVCS, California, Airorlite and Texas operations were the primary drivers of this rise.

Booked orders were $20.8 million in the third quarter of 2010, an increase of 57.2 percent compared to $13.2 million in the third quarter of 2009. As of September 30, 2010, we have cash to cash equivalents of $2 million and total debt as of September 30, 2010 was $5.9 million, up from $5.4 million at December 31, 2009.

Again, as previously mentioned by Jim, we project 2010 revenues come in at the range of $68 million to $70 million down from the previously disclosed range of $70 million to $75 million.

In addition, we currently anticipate overall operating profit margins for our business to be in the range of 5 percent to 6 percent as previously forecasted. I would now like to turn the call back over to Jim for his concluding remarks.

Jim Henry:	Thanks, John.

Given the increases in bookings and backlog and the record revenue during the third quarter, we believe Henry Brothers is well-positioned to deliver a solid financial performance in 2010. And with that, I’d like to turn the call over to questions.

Operator:	At this time, I would like to remind everyone. In order to ask a question, please press star then the number one on your telephone keypad. Your first question comes from the line of Mike Crawford with B. Riley.

Mike Crawford:	Thank you. This morning, Kratos Defense put out a press release naming — saying that HBE informed them that the bid you received was from Diebold. And I was wondering if you could compare and contrast what it would mean for Henry Brothers and its employees to be one, assimilated into the Kratos organization where then you can take their cyber products like NeuralStar and maybe have a broader security offering versus maybe rolling in to an enterprise controlled by Diebold where they might just be looking for your contracts.

Jim Henry:	Well, Mike, you know, first let me just say that obviously, we are talking about two world class companies here and the — obviously the discussions and the exploring of the synergistic opportunities here with Kratos have been going on for some time and there are certainly — there are certainly a lot of legitimacy in what you say with regards to the value that is brought in by the product side of Kratos to, you know, to be accretive to the Henry Brothers business and to leverage the Henry Brothers brand.

You know, the development with the third party offer here in the Go-Shop period, you know, having come very recently, you know, there has not been an opportunity to explore, you know, nearly as much as of that as we have had you know, with the Kratos opportunity.

You know, clearly, the — as I’ve said in the past regarding the you know, the Kratos offer and the synergy that I have talked to in previous calls here, you know, Kratos is a service based business, Henry Brothers service-based business and you know, there is just a lot of synergies there here in that —you know, and that put together, that goes beyond the numbers.

And you know, we look forward to you know, continuing this process and coming to a conclusion in short order.

Mike Crawford:	OK, thank you. And then one question regarding your business. So you have this very nice after action review piece of business so the urban combat training with the Marines, and I’m wondering what is — is there a like opportunity with say the Army? And are you waiting for an RFP there or what is the situation there?

Jim Henry:	Well, remember, we are the — we are a sub-contractor to L-3 for that program with you know, with the Marines, the (PVCS) program and you know, what we are elated with is that you know, feedback is positive as far as the value that the first sites that we have commissioned have resulted in and L-3 is pleased with that and L-3 is pleased with the — you know, with our performance in supporting them and we are — you know, hopeful that this will expand beyond the branch of the service that this initial project is being deployed for.

You know, I might also say that training value that that electronic system brings, you know, can further extend beyond just you know, military branches of the government but also into public safety for our first responders and what not in as much as you know, a training and electronics enhancement of the training process, you know, is relevant not only for you know, the armed services but for the uniformed first responders as well.

Mike Crawford:	OK, and so regarding any — there is any particular RFP that is out there now or that you are awaiting?

Jim Henry:	No, no.

There is nothing specific at this point that you know, that we are aware of.

Mike Crawford:	OK, thank you.

Operator:	Once again, if you would like to ask a question, please press star then the number one on your telephone keypad.

Again, to ask a question, please press star then the number one on your telephone keypad.

At this time, we have no further question, so I will now turn the floor back over to management for any closing remarks.

Jim Henry:	Well, thanks everyone for participating in our Q3 summary and look forward to continued success.

Operator:	Thank you. This concludes today’s conference call. You may now disconnect.
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